[Hunton & Williams LLP Letterhead]
March 31, 2006
Progress Energy, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601
Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Progress Energy, Inc., a North Carolina corporation (the “Company”), in connection with the above-referenced Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2006 (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Act”), of (1) senior debt securities (the “Senior Debt Securities”) to be issued by the Company, (2) junior subordinated debentures (the “Junior Subordinated Debentures” and, together with the Senior Debt Securities, the “Debt Securities”) to be issued by the Company, (3) trust preferred securities (the “Trust Preferred Securities”) to be issued by Progress Energy Capital Trust I, Progress Energy Capital Trust II and Progress Energy Capital Trust III, each a Delaware business trust (each, a “Trust”), (4) guarantees (the “Guarantees”) to be issued by the Company, (5) common stock, no par value (the “Common Stock”) to be issued by the Company, (6) preferred stock (the “Preferred Stock”) to be issued by the Company, (7) stock purchase contracts (the “Stock Purchase Contracts”) to be issued by the Company and (8) stock purchase units (together with the foregoing securities, the “Securities”) to be issued by the Company. The Senior Debt Securities will be issued pursuant to the Indenture (For Debt Securities), dated February 15, 2001, as supplemented, between the Company and J.P. Morgan Trust Company, National Association, as successor trustee (the “Initial Senior Indenture”), and/or one or more additional senior debt securities indentures, each as supplemented, between the Company and the trustee named in each (each an “Additional Senior Indenture,” and collectively with the Initial Senior Indenture, the “Senior Indentures”); the Junior Subordinated Debentures will be issued pursuant to one or more subordinated debt securities indentures, each as supplemented, between the Company and the trustee named in each (each a “Subordinated Indenture” and, collectively with the Senior Indentures, the “Indentures”); and the Guarantees will be issued pursuant to one or more guarantee agreements between the Company and the trustee named in each (each a “Guarantee Agreement”), in each case, except in the case of the Initial Senior Indenture, in the respective forms filed as exhibits to the Registration Statement. The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
     We are qualified to practice law in the States of North Carolina and New York, and the opinions expressed herein are limited to the law of the States of North Carolina and New York and the federal law of the United States. In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.
     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:
     1. The Company is validly existing and in good standing under the laws of the State of North Carolina.
     2. When (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) and any persons delegated such authority have taken all necessary corporate action to approve the issuance and terms of any class or series of the Debt Securities, the terms of the offering thereof, and related matters, (b) such Debt Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus, and (c) such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture, then such Debt Securities will be validly authorized and issued and binding obligations of the Company, enforceable in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     3. Pursuant to its Amended and Restated Articles of Incorporation, as amended, the Company may issue up to 500,000,000 shares of Common Stock and up to 20,000,000 shares of Preferred Stock. When (a) the Board has taken all necessary corporate action to approve the issuance of shares of Common Stock (with such shares, together with all shares previously issued or reserved for issuance and not duly and lawfully retired, not exceeding 500,000,000 shares) and/or to establish the terms and approve the issuance of shares of Preferred Stock (with such shares, together with all shares previously issued or reserved for issuance and not duly and lawfully retired, not exceeding 20,000,000 shares) (such shares of Common Stock and/or Preferred Stock being hereinafter referred to collectively the “Shares”) and (b) such Shares have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus, such Shares will be validly issued, fully paid and non-assessable.
     4. When (a) the Board has taken all necessary corporate action to approve any Guarantee Agreement and (b) such Guarantee Agreement has been duly executed, delivered and,

if applicable, authenticated as contemplated by the Registration Statement, the Prospectus and any prospectus supplement relating thereto, the Guarantee issued under such Guarantee Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     5. When (a) the Board has taken all necessary corporate action to approve the issuance and terms of the Stock Purchase Contracts, (b) such Stock Purchase Contracts have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus, and (c) the applicable purchase contract agreement and any related pledge agreement have been duly authorized, executed and delivered by the parties thereto, such Stock Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ HUNTON & WILLIAMS LLP
Hunton & Williams LLP